Exhibit 3.1

AMERICAN FARMLAND COMPANY

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: American Farmland Company, a Maryland corporation (the “Corporation”), desires to amend and restate its Charter (as defined herein).

SECOND: The following provisions and Exhibit A attached hereto are all of the provisions of the Charter currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is:

American Farmland Company

Under circumstances in which the Board of Directors of the Corporation (the “Board of Directors”) determines that the use of the name of the Corporation is not practicable, the Corporation may conduct business under any other designation or name.

ARTICLE II

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.  For purposes of the charter of the Corporation (as amended, supplemented and restated from time to time, the “Charter”), “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The

Corporation may have such other offices and places of business within or outside of the State of Maryland as the Board of Directors may from time to time determine. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, whose address is 351 West Camden Street, Baltimore, Maryland 21201.  The resident agent is a Maryland corporation.

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 4.1                                    Number and Election of Directors.  The business and affairs of the Corporation shall be managed under the direction of the Board of Directors and, except as otherwise expressly provided for by law, the Charter or the bylaws of the Corporation (as amended, restated or otherwise modified from time to time, the “Bylaws”), all of the powers of the Corporation shall be vested in the Board of Directors.  The number of directors of the Corporation initially shall be nine, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws; provided, however, that such number shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”).

At the time of the approval of the Charter, the Corporation has nine directors, and the names of the directors currently in office who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualify are:

D. Dixon Boardman

Alfonso Fanjul

Jose Pepe Fanjul

Thomas Gimbel

James Hoover

Harrison T. LeFrak

Geoffrey Lewis

William von Mueffling

Mark Wilkinson

The Board of Directors may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors in the manner provided in the Bylaws.

The Corporation elects, at such time as it becomes eligible under Section 3-802 of the MGCL to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of Stock (as defined below), any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until his or her successor is elected and qualifies.

Section 4.2                                    Authorization by Board of Directors of Stock Issuance.  The Board of Directors, without the approval of the stockholders of the Corporation, may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration, if any, as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 4.3                                    No Preemptive or Appraisal Rights.  Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.   Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors and upon such terms and conditions as may be specified by the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 4.4                                    Indemnification

Section 4.4.1   The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of the final disposition of a proceeding without requiring a preliminary determination of the ultimate entitlement to indemnification, to, (i) any individual who is a present or former director or officer of the Corporation or (ii) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, in either case, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board of Directors or any duly authorized committee thereof, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

Section 4.4.2   The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person described in the preceding paragraph against any liability asserted against such person and incurred by such person, whether or not such person is indemnified against such liability under the provisions of this Article.

Section 4.4.3  The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the maximum extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled to under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 4.5                                    Determinations by the Board of Directors.  In addition to, and without limitation of, the general grant of power and authority to the Board of Directors under Section 4.1, the determination as to any of the following matters, made by the Board of Directors or by an officer of the Corporation pursuant to the direction of the Board of Directors consistent with the Charter shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its Stock (as defined below):  (i) the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its Stock or the payment of other distributions on its Stock; (ii) the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (iii) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (iv) any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms and conditions of redemption of any class or series of Stock; (v) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or any shares of Stock; (vi) any matters relating to the acquisition, holding or disposition of any assets by the Corporation; (vii) the number of shares of Stock of any class or series; or (viii) any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or the Bylaws or otherwise to be determined by the Board of Directors.

Section 4.6                                    REIT Qualification.  The Board of Directors shall use its commercially reasonable efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code.  The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VI is no longer required for REIT qualification and make any other determination or take any other action pursuant to Article VI.

Section 4.7                                    Removal of Directors.  Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, a director may only be removed for cause at a meeting of stockholders by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors.  For the purpose of this section, “cause” shall mean, with respect to any director, conviction of the director for a felony or a final judgment of a court of competent jurisdiction holding that the director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.  For the avoidance of doubt, if the number of directors of the Corporation is decreased as of the end of the then current term of one or more of the directors, then any such directors who are not reelected for subsequent terms shall cease to be directors of the Corporation as of the end of the current term; provided that if the total number of directors elected for a subsequent term is less than the total number of directorships up for election, then the terms of the directors who were not reelected will continue until their successors are elected; provided further that the number of directors who were not reelected whose terms will continue as set forth above may not exceed the difference obtained by subtracting the total number of directors elected for a subsequent term from the total number of directorships up for election, and if the number of directors who were not reelected exceeds such difference, then only the terms of such directors who were nominated by the Board of Directors for reelection will continue.

ARTICLE V

STOCK

Section 5.1                                    Authorized Shares.  The Corporation has authority to issue 310,000,000 shares of stock (“Stock”), initially consisting of 300,000,000 shares of Common Stock, $.01 par value per share (“Common Stock”), and 10,000,000 shares of Preferred Stock, $.01 par value per share (“Preferred Stock”), of which 35 shares are classified and designated as shares of 8% Series A Cumulative Non-Voting Preferred Stock, having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption set forth in Exhibit A hereto.  The aggregate par value of all authorized shares of stock having par value is $3,100,000.  If shares of one class or series of stock are classified or reclassified into shares of another class or series of stock pursuant to Section 5.2, 5.3 or 5.4 of this Article V, the number of authorized shares of the former class or series shall be automatically decreased and the number of shares of the latter class or series shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes or series that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.  To the extent permitted by Maryland law and subject to any preferential rights of any class or series of Stock, the Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 5.2                                    Common Stock.  Subject to the provisions of Article VI and except as may otherwise be specified in the terms of any class or series of Common Stock, each share of Common Stock shall entitle the holder thereof to one vote.  The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of Stock.

Section 5.2.1                          Dividend Rights. Subject to the preferences applicable to any class or series of Stock, if any, outstanding, at any time, the holders of Common Stock shall be entitled to receive dividends when and as authorized by the Board of Directors and declared by the Corporation, but only out of funds legally available therefor.

Section 5.2.2                          Liquidation Rights.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of, the Corporation, each holder of Common Stock shall be entitled (after payment or provision for payment of the debts and other liabilities of the Corporation and to holders of shares of any class or series of Stock hereafter classified or reclassified having a preference over Common Stock as to distributions in the liquidation, dissolution, or winding up of the Corporation) to share pro rata in the remaining net assets of the Corporation, together with the holders of shares of any other class or series of Stock hereafter classified or reclassified not having a preference over Common Stock as to distributions in the liquidation, dissolution or winding up of the Corporation.

Section 5.3                                    Preferred Stock.  The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of Stock.

Section 5.4                                    Classified or Reclassified Shares.  Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall:  (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VI and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of the State of Maryland (“SDAT”).  Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

Section 5.5                                    Majority Vote Sufficient.  Except as expressly provided in Section 4.7 (relating to removal of directors) and in Article VIII (relating to certain amendments of the Charter) or in the Bylaws, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast with respect to such action, including but not limited to any consolidation, merger, conversion, statutory share exchange, transfer of assets, amendment to the Charter or dissolution.

Section 5.6                                    Charter and Bylaws.  The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws.

ARTICLE VI

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 6.1                                    Definitions.  For the purpose of this Article VI, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit.  The term “Aggregate Stock Ownership Limit” shall mean not more than 9.8 percent (or such other percentage designated by the Board of Directors pursuant to Section 6.2.8) in value of the aggregate of the outstanding shares of Capital Stock, excluding any such outstanding Capital Stock which is not treated as outstanding for U.S. federal income tax purposes.  The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors, which determination shall be conclusive for all purposes hereof.

Beneficial Ownership.  The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 856(h)(1) and/or Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code and Section 856(h)(3) of the Code, provided, however, that in determining the number of shares Beneficially Owned by a Person, no share shall be counted more than once.  Whenever a Person Beneficially Owns shares of Capital Stock that are not actually outstanding (e.g., shares issuable upon the exercise of an option or the conversion of a convertible security) (“Option Shares”), then, whenever the Charter requires a determination of the percentage of outstanding shares of a class of Capital Stock Beneficially Owned by such Person, the Option Shares Beneficially Owned by such Person shall also be deemed to be outstanding.  The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day.  The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock.  The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary.  The term “Charitable Beneficiary” shall initially mean the American Red Cross, until such time as the Corporation designates one or more other nonprofit organizations pursuant to Section 7.3.6.

Common Stock Ownership Limit.  The term “Common Stock Ownership Limit” shall mean not more than 9.8 percent (or such other percentage designated by the Board of Directors pursuant to Section 6.2.8) (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock, excluding any such outstanding Common Stock which is not treated as outstanding for U.S. federal income tax purposes.

Constructive Ownership.  The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder.  The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 6.2.7.

Excepted Holder Limit.  The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 6.2.7, and subject to adjustment pursuant to Section 6.2.8, the percentage limit established by the Board of Directors pursuant to Section 6.2.7.

Initial Date.  The term “Initial Date” shall mean the date upon which these Articles of Amendment and Restatement are filed and accepted for record by the SDAT.

Market Price.  The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the fair market value of such Capital Stock, as solely determined by the Trustee, taking into account the Closing Price for such Capital Stock on such date and all other relevant factors for valuing such Capital Stock (including market conditions, the size of the block of Capital Stock to be liquidated and, with respect to determining the value on the date of a deemed transfer to the Trust, any control premium ultimately paid by a purchaser of such Capital Stock from the Trust to the extent relevant). In making such determination, the Trustee shall not be restricted from using any valuation method or resources at its disposal; provided that the Trustee (i) gives due regard to the market conditions and the size of the block of shares being liquidated, (ii) consistently takes into account all relevant factors for valuing such shares at each applicable point in time (including, with respect to determining the value on the date of the deemed transfer to the Trust, any control premium ultimately paid by a purchaser of the shares from the Trust, the extent relevant) and (iii) consistently applies the methodology it selects at the time of each fair market value determination.  The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the OTC Markets Group, Inc. or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors.

Non-Transfer Event.  The term “Non-Transfer Event” shall mean any event or other changes in circumstances other than a purported Transfer, including, without limitation, any change in the value of any shares of Capital Stock.

NYSE.  The term “NYSE” shall mean the New York Stock Exchange.

Ownership Limits.  The term “Ownership Limits” shall mean the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, subject to adjustment pursuant to Section 6.2.8.

Person.  The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Rule 13d-5(b) or Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner.  The term “Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 6.2.1, would Beneficially Own or Constructively Own shares of Capital Stock and, if appropriate in the context, shall also mean any Person who would have been the record or actual owner of the shares that the Prohibited Owner would have so owned.

Restriction Termination Date.  The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Section 4.6 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with all or any of the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT, but only with respect to such restrictions and limitations.

Transfer.  The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership of Capital Stock or the right to vote or receive dividends on Capital Stock, or any agreement to take any such actions or cause any such events, including (a) the granting or exercise of any option (or any disposition of any option) or entering into any agreement for the sale, transfer or other disposition of Beneficial Ownership or Constructive Ownership of Capital Stock, (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise.  The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust.  The term “Trust” shall mean any trust provided for in Section 6.3.1.

Trustee.  The term “Trustee” shall mean the Person unaffiliated with the Corporation and any Prohibited Owner that is a “United States person” within the meaning of Section 7701(a)(30) of the Code and is appointed by the Corporation to serve as trustee of the Trust.

Section 6.2                                    Capital Stock.

Section 6.2.1                          Ownership Limitations.  During the period commencing on the Initial Date and prior to the Restriction Termination Date (except as otherwise provided in Section 6.2.1(a)(v)), but subject to Section 6.4:

(a)                           Basic Restrictions.

(i)                                     (1) No Person, other than an Excepted Holder, shall Beneficially Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)                                  No Person shall Beneficially Own shares of Capital Stock to the extent that such Beneficial Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year).

(iii)                               No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation failing to qualify as a REIT.

(iv)                              No Person shall Constructively Own shares of Capital Stock to the extent that such Constructive Ownership would cause any income of the Corporation that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such (including, but not limited to, as a result of causing any entity that the Corporation intends to treat as an “eligible independent contractor” within the meaning of Section 856(d)(9)(A) of the Code to fail to qualify as such).

(v)                                 Notwithstanding any other provisions contained herein but subject to Section 6.4 of this Article VI, any Transfer of shares of

Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(b)         Transfer in Trust.  If any Transfer or Non-Transfer Event occurs which would otherwise result in any Person Beneficially Owning or Constructively Owning (as applicable) shares of Capital Stock in violation of Section 6.2.1(a)(i), (ii), (iii) or (iv),

(i)            then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership (as applicable) of which otherwise would cause such Person to violate Section 6.2.1(a)(i), (ii), (iii) or (iv) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the exclusive benefit of a Charitable Beneficiary, as described in Section 6.3, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event, and such Person (or, if different, the direct or Beneficial Owner of such shares) shall acquire no rights in such shares (and shall be divested of its rights in such shares); or

(ii)           if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 6.2.1(a)(i), (ii), (iii) or (iv), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 6.2.1(a)(i), (ii), (iii) or (iv) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

Section 6.2.2         Remedies for Breach.  If the Board of Directors shall at any time determine that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 6.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 6.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event or otherwise prevent such violation, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer or Non-Transfer Event on the books of the Corporation or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfer or attempted Transfer in violation of Section 6.2.1(a) (or Non-Transfer Event that results in a violation of Section 6.2.1(a)) shall automatically result in the transfer to the Trust described above, and, if applicable, shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof. Nothing herein shall limit the ability of the Board of Directors to grant a waiver as may be permitted under Section 6.2.7.

Section 6.2.3         Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 6.2.1(a) or any Person who held or would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 6.2.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s qualification as a REIT.

Section 6.2.4         Owners Required To Provide Information.  From the Initial Date and prior to the Restriction Termination Date:

(a)         each owner of five percent or more (or such lower percentage as required by the Code or the U.S. Treasury Department regulations promulgated thereunder) of the outstanding shares of any class or series of Capital Stock, upon request following the end of each taxable year of the Corporation, shall provide in writing to the Corporation the name and address of such owner, the number of shares of each class and series of Common Stock and other shares of the Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s qualification as a REIT and to ensure compliance with the Ownership Limits; and

(b)         each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide in writing to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 6.2.5         Remedies Not Limited.  Subject to Section 4.6, nothing contained in this Section 6.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s qualification as a REIT.

Section 6.2.6         Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Section 6.2, Section 6.3, or any definition contained in Section 6.1, the Board of Directors shall have the power to determine the application of the provisions of this Section 6.2 or Section 6.3 or any such definition with respect to any situation based on the facts known to it.  In the event Section 6.2 or 6.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 6.1, 6.2 or 6.3.  Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 6.2.2) acquired or retained Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 6.2.1, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been actually or beneficially owned by such Person, and then against the shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

Section 6.2.7         Exceptions.

(a)           (a)           Subject to Section 6.2.1(a)(iii), the Board of Directors, in its sole and absolute discretion, may prospectively or retroactively exempt a Person from one or more of the Ownership Limits set forth in Section 6.2.1(a)(i)(1) or (2), and establish or increase an Excepted Holder Limit for such Person, may prospectively waive the provisions of Section 6.2.1(a)(ii) with respect to a Person and/or may prospectively or retroactively waive the provisions of Section 6.2.1(a)(iv) with respect to a Person. As a condition to granting any exemption, pursuant to this Section 6.2.7(a), the Board of Directors may require one or more of the following if:

(i)            the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that such Person’s Beneficial Ownership and Constructive Ownership of such shares of Capital Stock in violation of the Ownership Limits or the limitations imposed by Section 6.2.1(a)(ii) or Section 6.2.1(a)(iv), as applicable, will not now or in the future jeopardize the Corporation’s ability to qualify as a REIT under the Code; and

(ii)           such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 6.2.1 through 6.2.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 6.2.1(b) and 6.3.

(b)        Prior to granting any exemption or waiver or creating any Excepted Holder Limit pursuant to Section 6.2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT.  Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption or waiver or creating such Excepted Holder Limit.

(c)         Subject to Section 6.2.1(a)(iii), an underwriter that participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own and Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d)         The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder:  (i) with the written consent of such Excepted Holder at any time, or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the

Excepted Holder Limit for that Excepted Holder.  No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit.

(e)           In connection with granting any exemption or waiver or creating any Excepted Holder Limit pursuant to Section 6.2.7(a), the Board of Directors may include such terms and conditions in such exemption, waiver or Excepted Holder Limit as it determines are advisable, including providing the holder of such exemption, waiver or Excepted Holder Limit with certain exclusive opportunities to repurchase shares of Capital Stock that are transferred to the Trust pursuant to Section 6.2.1(b) pursuant to an agreement entered into prior to the date the shares are transferred to the Trust.

Section 6.2.8         Increase or Decrease in Aggregate Stock Ownership and Common Stock Ownership Limits.  Subject to Section 6.2.1(a)(iii), the Board of Directors may from time to time increase or decrease one or both of the Ownership Limits for one or more Persons for all Persons; provided, however, that any such decreased Ownership Limit will not be effective for any Person (other than an Excepted Holder, in which case any applicable Excepted Holder Limit shall apply) whose percentage ownership in Capital Stock is in excess of the decreased Ownership Limit until such time as such Person’s percentage of Capital Stock equals or falls below the decreased Ownership Limits, but any further acquisition of Capital Stock in excess of such percentage ownership of Capital Stock will be in violation of the Ownership Limits and, provided further, that the new Ownership Limits would not allow five or fewer Persons to Beneficially Own more than 49.9% in value of the outstanding Capital Stock.

Section 6.2.9         Legend.  Each certificate for shares of Capital Stock, if certificated, shall bear a legend that substantially describes the foregoing restrictions on transfer and ownership.  Instead of such legend, the certificate, if any, may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

Section 6.3            Transfer of Capital Stock in Trust.

Section 6.3.1         Ownership in Trust.  Upon any purported Transfer, Non-Transfer Event or other event described in Section 6.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries.  Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer, Non-Transfer Event or other event that results in the transfer to the Trust pursuant to Section 6.2.1(b).  The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.3.6.

Section 6.3.2         Status of Shares Held by the Trustee.  Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation.  The Prohibited Owner shall have no rights in the shares held by the Trustee.  The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

Section 6.3.3         Dividend and Voting Rights.  The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or other distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee.  Any dividend or other distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Article VI, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

Section 6.3.4         Sale of Shares by Trustee.  Subject to the rights of any Person to purchase shares of Capital Stock from the Trust or such other terms that are established by an agreement pursuant to Section 6.2.7(e) entered into prior to the date such shares are transferred to the Trust, the Trustee shall sell the shares held in the Trust to one or more Persons (which, for the avoidance of doubt, may be the Corporation), designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 6.2.1(a) pursuant to an orderly liquidation of the shares in a manner that maximizes net proceeds from the disposition without regard to market timing giving due regard to the market conditions and the size of the block of shares of Capital Stock being liquidated.  Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.3.4.  The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust.  The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 6.3.3 of this Article VI.  Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such

Prohibited Owner was entitled to receive pursuant to this Section 6.3.4, such excess shall be paid to the Trustee upon demand.

Section 6.3.5         Designation of Charitable Beneficiaries.  By written notice to the Trustee, the Corporation may change the Charitable Beneficiary by designating one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 6.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A) (other than clauses (vii) and (viii) thereof), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided for in Section 6.2(b)(i) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment. The designation of a nonprofit organization as a Charitable Beneficiary shall not entitle such nonprofit organization to serve in such capacity and the Corporation may, in its sole and absolute discretion, designate a different nonprofit organization as the Charitable Beneficiary at any time and for any or no reason. Any determination by the Corporation with respect to the application of this Article VI shall be binding on each Charitable Beneficiary.

Section 6.4            Securities Exchange Transactions.  Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.

Section 6.5            Enforcement.  The Corporation is authorized to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.

Section 6.6            Non-Waiver.  No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 6.7            Severability.  If any provision of this Article VI or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE VII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding Stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except as otherwise provided in the Charter and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. However, any amendment to Section 4.7, Article VI or to this sentence of the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter.

ARTICLE VIII

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.  Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD: The amendment to and restatement of the Charter as hereinabove set forth have been duly authorized by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the Charter.

FIFTH: The name and address of the Corporation’s current resident agent are as set forth in Article III of the foregoing amendment and restatement of the Charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article IV of the foregoing amendment and restatement of the Charter.

SEVENTH: The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this     day of      , 2015.

ATTEST:	AMERICAN FARMLAND COMPANY

	By:	(SEAL)
Secretary		President

Exhibit A

Series A Preferred Stock

(1)         Designation and Number.  A series of Preferred Stock, designated the “8% Series A Cumulative Non-Voting Preferred Stock” (the “Series A Preferred Stock”), is hereby established.  The number of shares of Series A Preferred Stock the Corporation has authority to issue is 35.

(2)         Rank.  The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank senior to all classes or series of shares of the Common Stock of the Corporation and to all other equity securities issued by the Corporation.  The term “equity securities” shall not include convertible debt securities.

(3)         Dividends.

(a)                                 Holders of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, when and as authorized and declared by the Board, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the annual rate of 8% of the total of $1,000.00 liquidation preference per share plus, after each Dividend Payment Date, all dividends accrued thereon prior to such Dividend Payment Date and not paid on or prior to such Dividend Payment Date.  Preferential cash dividends on each share of Series A Preferred Stock shall accrue and compound in the same manner as, and thus equal the amount of, interest as would accrue and compound on $1,000.00 calculated at 8% per annum, compounded semi-annually (assuming the same issuance and payment dates).  Such dividends shall accrue on each outstanding share of Series A Preferred Stock on a daily basis and shall be cumulative from the day following the date of the last daily dividend accrual that has been paid in full in accordance with Section 3(g) or, if no prior dividends have been paid on any share of Series A Preferred Stock, the Original Issue Date, shall be payable semi-annually in arrears for the periods ending June 30 and December 31 of each year or, if not a Business Day, the next succeeding Business Day (each, a “Dividend Payment Date”) and each semi-annual payment shall be made on or before the applicable Dividend Payment Date (it being understood that dividends may be prepaid in whole or in part).  “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.  For the avoidance of doubt, for purposes of calculating the amount of accrued dividends under the preceding sentence, all shares of Series A Preferred Stock that are entitled to receive dividends on a Dividend Payment Date shall be treated as having been outstanding for the entire applicable accrual period described in the preceding sentence, so that the amount of accrued dividends for each such share of Series A Preferred Stock is the same regardless of when each such share of Series A Preferred Stock was issued.  Any dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.  The “Original Issue Date” shall be the first date on which the Corporation receives payment in full of the purchase price for a share of Series A Preferred Stock.  A “dividend period” shall mean, with respect to the first

“dividend period,” the period from and including the Original Issue Date to and including the June 30, 2013, and with respect to each subsequent “dividend period,” the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated.  Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable Dividend Record Date or to the initial purchaser of any Series A Preferred Stock that is issued after the applicable Dividend Record Date but on or before the applicable Dividend Payment Date.  A “Dividend Record Date” shall be the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date.

(b)                                 No dividends on shares of Series A Preferred Stock shall be set apart for payment by the Corporation or declared by the Corporation or paid at such time as the terms and provisions of any written agreement between the Corporation and any party that is not an affiliate of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.  For purposes of this Section 3(b), “affiliate” shall mean any party that controls, is controlled by or is under common control with the Corporation.

(c)                                  Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.  Dividends will be declared and paid when due in all events to the fullest extent permitted by law, subject to the limitations set forth in Section 3(b).  Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(d)                                 Except as provided in this Section 3(d) or in Section 3(e) below, unless either (i) the full amount of accrued dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid (taking into account any prepaid dividends) or (ii) a sum sufficient for the payment thereof is set apart for payment (without the need for any declaration) for all past dividend periods and the Corporation projects that the cash available for distribution to stockholders as of the next Dividend Payment Date would be sufficient to fund the full payment of the accrued dividends at such time on the Series A Preferred Stock plus, in the case of a redemption of a majority of the Common Stock, the liquidation preference and Redemption Premium (as defined below) of the Series A Preferred Stock, no dividends (other than in shares of Common Stock or in shares of any series of Preferred Stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set apart for payment upon the Common Stock, or any Preferred Stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any shares of Preferred Stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other shares of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation and except for redemptions or transfers made pursuant to the provisions of Article VI of the Charter).

(e)                                  Notwithstanding Section 3(d), the Corporation may declare and pay dividends to holders of Common Stock and redeem Common Stock without first having declared or paid the full amount of accrued dividends on the outstanding Series A Preferred Stock for all past dividend periods or setting such amount apart for payment if (i) the amount of accrued dividends on any outstanding share of Series A Preferred Stock at such time is less than $81.60 (i.e. the amount which will be due on the next dividend payment date following a Dividend Payment Date on which the dividend is not paid, taking into account the compounding contemplated by Section 3(a)), and (ii) after giving effect to the payment of such dividends or such redemption, the Corporation projects that the cash available for distribution to stockholders as of the next Dividend Payment Date would be sufficient to fund the full payment of the accrued dividends at such time on the Series A Preferred Stock plus, in the case of a redemption of a majority of the Common Stock, the liquidation preference and Redemption Premium (as defined below) of the Series A Preferred Stock.  If the Corporation pays a dividend in reliance on this Section 3(e) at any time that the amount of the cumulative dividends on any outstanding share of Series A Preferred Stock is $40.00 or more, the Corporation shall, if requested by one or more of the holders of the Series A Preferred Stock, pay, in addition to any other dividends payable pursuant to the Charter, a mandatory dividend on the Series A Preferred Stock not later than the next Dividend Payment Date of $2,000.00 in the aggregate, allocated among the holders of the Series A Preferred Stock pro rata in proportion to the number of shares held by each.

(f)                                   All dividends paid in respect of the Series A Preferred Stock shall be distributed pro rata with respect to each share of Series A Preferred Stock.

(g)                                  Any dividend payment made on shares of the Series A Preferred Stock shall be credited against the earliest accrued but unpaid dividends with respect to such shares.  Holders of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares in excess of full cumulative dividends on the Series A Preferred Stock as described in this Section 3.

(h)                                 A dividend payment shall be deemed to be “set apart for payment” for purposes of these Articles Supplementary if an amount equal to such dividend payment is either recorded on the Corporation’s books and records as being set apart for payment of such dividend or is deposited into an account with a bank or trust company for the specified purpose of such dividend payment.  No Dividend Record Date shall be designated when a dividend payment is set apart for payment in respect of a dividend period. When funds set apart for payment are actually distributed, the Dividend Record Date for such distribution shall be 15 days prior to the date of distribution unless the Board shall designate a date that is not more than 30 nor less than 10 days prior to the date of such dividend.

(4)         Liquidation Preference.

(a)                                 Except as provided in Section 4(d), upon the distribution of assets to holders of Common Stock or any series of Preferred Stock of the Corporation that ranks junior to the Series A Preferred Stock as to liquidation rights in connection with any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock then outstanding are entitled to be paid, out of the assets of the Corporation legally available for distribution to its stockholders, a liquidation preference of $1,000.00 per share, plus an amount equal to any accrued and unpaid dividends thereon to the date of payment, plus, if applicable, the Redemption Premium (as defined below) then in effect, before any distribution of assets is made to holders of Common Stock or any series of Preferred Stock of the Corporation that ranks junior to the Series A Preferred Stock as to liquidation rights.

(b)                                 In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock, then the holders of the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c)                                  After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(d)                                 In connection with (i) the consolidation or merger of the Corporation with or into any entity or of any other entity into the Corporation, (ii) the adoption of a plan of liquidation, or (iii) the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation, the Corporation may make distributions to holders of Common Stock or holders of any series of Preferred Stock of the Corporation that ranks junior to the Series A Preferred Stock as to liquidation rights without paying the liquidating distributions to which the holders of Series A Preferred Stock would then be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation so long as the full amount of such liquidating distributions has been set apart for payment before any distribution of assets is made following any such events in clauses (i), (ii) or (iii) of this Section 4(d) to the holders of Common Stock or holders of any series of Preferred Shares of the Corporation that ranks junior to the Series A Preferred Shares as to liquidation rights.

(e)                                  If the Corporation elects to set such amounts apart for payment to the holders of the Series A Preferred Stock, the Series A Preferred Stock shall remain outstanding until the holders thereof are paid the full liquidating distributions to which they entitled, which payments shall be made no later than immediately the date on which Corporation plans to make its final liquidating distribution on Common Stock.

(f)                                   Any event described in clauses (i), (ii) or (iii) of Section 4(d) which results in an amendment, restatement or replacement of these Articles Supplementary or the Charter that has a material adverse effect on the rights and preferences of the Series A Preferred Stock, or that increases the number of authorized or issued shares of Series A Preferred Stock, shall be deemed a liquidation event for purposes of determining whether the liquidation preference is payable unless the right to receive payment is waived by holders of a majority of the outstanding shares of Series A Preferred Stock voting as a separate class (excluding any shares owned by any holder controlling, controlled by, or under common control with, the Corporation).

(5)         Redemption.

(a)                                 Right of Optional Redemption.  The Corporation, at its option and upon written notice, may redeem shares of the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $1,000.00 per share, plus all accrued and unpaid dividends thereon to and including the date fixed for redemption (except as provided in Section 5(c) below), plus, if the redemption date is on or before December 31, 2015, a redemption premium per share (the “Redemption Premium”) of $100.00.  If less than all of the outstanding Series A Preferred Stock is to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be selected by any equitable method determined by the Corporation.

(b)                                 Limitations on Redemption.  Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock; provided, however, that the foregoing shall not prevent the purchase by the Corporation of (i) shares of Capital Stock transferred to an Ownership Trust pursuant to Article VI of the Charter in order to maintain the Corporation’s qualification as a REIT or (ii) shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

(c)                                  Rights to Dividends on Shares Called for Redemption.  Immediately prior to or upon any redemption of Series A Preferred Stock, the Corporation shall pay, in cash, any accrued and unpaid dividends to and including the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

(d)                                 Status of Redeemed Shares.  Any shares of Series A Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued

Series A Preferred Stock which may be issued by the Board from time to time at its discretion.

(6)         Procedures for Redemption.

(a)                                 Notice of redemption will be sent by or on behalf of the Corporation by mail, commercial carrier or other delivery service, postage or freight prepaid, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation.  If notice of redemption states the number of shares of Series A Preferred Stock to be redeemed and the redemption price and is accompanied by a check of the Corporation or a check or money order issued by a bank or trust company, in the amount of the liquidation preference, any accrued and unpaid dividends and the applicable Redemption Premium, if any, then, upon receipt thereof by the holders of shares of Series A Preferred Stock, dividends will cease to accrue on the shares of Series A Preferred Stock described in the notice and such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate.  Any redemption pursuant to these Articles Supplementary shall be effective upon receipt of the payment required by the preceding sentence regardless of whether it is accompanied by the notice described in such sentence.  No failure to give such notice or any defect therein or in the sending thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock, except as to any holder which does not receive the amount required to be paid to such holder to effect such redemption.

(b)                                 In lieu of enclosing payment for the shares of Series A Preferred Stock to be redeemed with notice of redemption, the Corporation may send a notice of redemption which states (i) the redemption date, (ii) the redemption price, (iii) the number of shares of Series A Preferred Stock to be redeemed, (iv) the place or places where shares of Series A Preferred Stock are to be surrendered (if so required in the notice) for payment of the redemption price, and (v) that the dividends on the shares to be redeemed will cease to accrue on such redemption date.  If notice of redemption is not accompanied by check or other form of payment for the redemption price, such notice shall be given not less than five (5) nor more than sixty (60) days prior to the redemption date.  If less than all of the Series A Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

(c)                                  If notice of redemption of any shares of Series A Preferred Stock has been given and payment has not been included with the notice of redemption, but the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.  Holders of Series A Preferred Stock to be redeemed shall surrender such Series A Preferred Stock at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for shares of Series A

Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series A Preferred Stock shall be redeemed by the Corporation at the redemption price plus any accrued and unpaid dividends payable upon such redemption.  In the event that less than all the shares of Series A Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing the unredeemed shares of Series A Preferred Stock without cost to the holder thereof.  For purposes of this Section 5(c), “set aside” of the funds necessary for redemption shall mean that such funds are deposited with a bank or trust company pursuant to Section 6(d).

(d)                                 The deposit of funds with a bank or trust company for the purpose of redeeming Series A Preferred Stock shall be irrevocable except that:

(i)                                   the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(ii)                                any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(7)         Application of Article VI.  The shares of Series A Preferred Stock are subject to the provisions of Article VI of the Charter, including, without limitation, the provision for the redemption of shares transferred to an Ownership Trust for the benefit of a Charitable Beneficiary.

(8)         Voting Rights.  Except (a) as provided in this Section 8 or (b) where a vote by class is required by any non-waivable provision of applicable law, the holders of the Series A Preferred Stock shall not be entitled to vote on any matter submitted to stockholders of the Corporation for a vote.  Notwithstanding the foregoing, the consent of the holders of a majority of the outstanding Series A Preferred Stock (excluding any shares owned by any holder controlling, controlled by, or under common control with, the Corporation), voting as a separate class, shall be required for (a) authorization or issuance of any equity security senior to or on a parity with the Series A Preferred Stock, (b) any amendment to the Corporation’s Charter which has a material adverse effect on the rights and preferences of the Series A Preferred Stock or which increases the number of authorized or issued shares of Series A Preferred Stock, or (c) any reclassification of the Series A Preferred Stock.

(9)         Dissenter’s Rights.  Holders of the Series A Preferred Stock shall have dissenters’ rights to the extent granted under Sections 2-602 and 3-202 of the Maryland General Corporation Law with respect to any amendment to these Articles Supplementary that materially and adversely affects the holders’ rights in respect to the Series A Preferred Stock.

(10)                          Conversion.  The Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

(11)                          Legend.  In the event the Board determines that the shares of Series A Preferred Stock shall be certificated, the Board shall include on such certificates any legends that it determines are necessary or appropriate.

(12)                          Definitions.  Capitalized terms used herein without definition shall have the same meanings given to such terms in the Charter.